Exhibit 10.19
NONQUALIFIED STOCK OPTION AGREEMENT
UNDER THE
2014 GATES INDUSTRIAL CORPORATION PLC STOCK INCENTIVE PLAN
THIS AGREEMENT (the “Agreement”) by and between Gates Industrial Corporation plc, a company registered in England and Wales (the “Company”), and the individual named on the Participant Master Signature Page hereto (the “Participant”) is made on the date set forth on such Participant Master Signature Page.
R E C I T A L S:
WHEREAS, the Company has adopted the Plan (as defined below), the terms of which are hereby incorporated by reference and made a part of this Agreement; and
WHEREAS, the Committee (as defined in the Plan) has determined that it would be in the best interests of the Company and its stockholders to grant the Options (as defined below) provided for herein to the Participant pursuant to the Plan and the terms set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:
1.    Definitions. Whenever the following terms are used in this Agreement, they shall have the meanings set forth below. Capitalized terms not otherwise defined or specified herein shall have the same meanings as in the Plan.
(a)    Cause: “Cause” shall have the meaning ascribed to such term in any employment, consulting or severance agreement then in effect between the Participant and the Company or any of its Subsidiaries or, if no such agreement containing a definition of “Cause” is then in effect or if such term is not defined therein, “Cause” shall mean (A) the Participant’s continued failure substantially to perform the Participant’s duties (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 10 days following written notice by the Company to the Participant of such failure, (B) an act or acts on the Participant’s part constituting (x) a felony under the laws of the United States or any state thereof or any indictable offense or crime which could result in imprisonment or (y) a misdemeanor or other violation or offense involving moral turpitude, (C) the Participant’s dishonesty, willful malfeasance or willful misconduct in connection with the Participant’s duties or any act or omission which is injurious to the financial condition or business reputation of the Company or any of its Subsidiaries or Affiliates or (D) the Participant’s material breach of any provision of this Agreement or any other agreement between the Participant and the Company or its Affiliates.
(b)    Cost: The price per Share paid by the Participant, if any, as proportionately adjusted for all subsequent share dividends or other distributions of Shares and other recapitalizations and less the amount of any dividends or distributions received (or deemed received) by the Participant with respect to the Shares; provided that “Cost” may not be less than zero.
(c)    Date of Grant: The “Date of Grant” specified on the Participant Master Signature Page.
(d)    Disability: “Disability” shall have the same meaning ascribed to such term in any employment, consulting or severance agreement then in effect between the Participant and the Company or any of its Subsidiaries, or, if no such agreement containing a definition of “Disability” is then in effect or if such term is not defined therein, “Disability” shall exist at such time that, as determined by the Committee in good faith, the Participant becomes physically or mentally incapacitated and remains unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform the Participant’s duties.
(e)    Expiration Date: The tenth anniversary of the Date of Grant.

(f)    Good Reason: “Good Reason” shall have the meaning ascribed to such term in any employment, consulting or severance agreement then in effect between the Participant and the Company or any of its Subsidiaries or, if no such agreement containing a definition of “Good Reason” is then in effect or if such term is not defined therein, “Good Reason” shall mean without the Participant’s consent, (A) the failure of the Company or one of its Subsidiaries, as applicable, to pay or cause to be paid the Participant’s base salary or annual bonus when due, (B) any material diminution in the Participant’s authority or responsibilities or (C) the relocation of the Participant’s primary place of employment to a location more than 50 miles from the Participant’s principle place of business; provided that any of the events described above shall constitute Good Reason only if the Company or one of its Subsidiaries, as applicable, fails to cure such event within 30 days after notice is given by the Participant specifying in reasonable detail the event which constitutes Good Reason; provided, further, that “Good Reason” shall cease to exist for an event on the 60th day following the later of its occurrence or the Participant’s knowledge thereof, unless the Participant has given the Company notice thereof prior to such date.
(g)    Liquidity Event: Prior to July 3, 2022, (i) each date, if any, when the Sponsor has, in one or more transactions, sold at least 25% of the maximum number of Shares held by it from time to time to any Person or Group (other than the Sponsor, the Company or any of their respective Affiliates) or (ii) the date of the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries to any Person or Group (other than the Sponsor, the Company or any of their respective Affiliates) (the transactions described in clause (ii), an “Asset Sale”).
(h)    Options: Collectively, the Tier I Option, the Tier II Option, the Tier III Option and the Tier IV Option granted under this Agreement.
(i)    Plan: The 2014 Gates Industrial Corporation plc Stock Incentive Plan, as it may be amended or supplemented from time to time.
(j)    Restrictive Covenant Violation: The Participant’s breach of Section 5(c), Section 5(d), Section 5(e), Section 5(f) or Section 5(g) of this Agreement or any similar provision to which the Participant has agreed to be bound.
(k)    Shareholders Agreement: The Shareholders Agreement among the Company and the other parties thereto, dated as of January 9, 2015, as amended or supplemented from time to time in accordance with the terms thereof.
(l)    Sponsor Outflows: Without duplication, the aggregate amount of ordinary and extraordinary cash dividends, cash distributions, and in-kind dividends or distributions (but only to the extent any cash proceeds are received in respect of such in-kinddividends or distributions which proceeds shall be counted at the time cash is actually received by the Sponsor) received by the Sponsor or an Affiliate of the Sponsor (other than the Company or a Subsidiary of the Company) with respect to a Share. For the avoidance of doubt, for purposes determining vesting pursuant to Sections 3(b) and 3(c) of this Agreement, (x) only the Sponsor Outflows in respect of Shares actually sold by the Sponsor through the date of the applicable Liquidity Event based on clause (i) of such definition shall be counted and (y) all Sponsor Outflows through the date of a Liquidity Event based on clause (ii) of such definition shall be counted.
(m)    Subscription Agreement: The Management Equity Subscription Agreement of the Company, dated as of [Insert Date of Original Subscription Agreement], as amended or supplemented from time to time in accordance with the terms thereof.
(n)    Tier I Option: An option with respect to which the terms and conditions are set forth in Section 3(a) of this Agreement.
(o)    Tier II Option: An option with respect to which the terms and conditions are set forth in Section 3(b) of this Agreement.
(p)    Tier III Option: An option with respect to which the terms and conditions are set forth in Section 3(c) of this Agreement.
(q)    Tier IV Option: An option with respect to which the terms and conditions are set forth in Section 3(b) of this Agreement.

(r)    Vested Portion: At any time, the portion of an Option which has become and remains vested in accordance with the terms of Section 3 of this Agreement.
2.    Grant of Options. The Company hereby grants to the Participant the right and option to purchase, on the terms and conditions hereinafter set forth, all or any part of the number of Shares subject to the Tier I Option, the Tier II Option, the Tier III Option and the Tier IV Option, in each case, as set forth on the Participant Master Signature Page, subject to adjustment as set forth in the Plan and this Agreement, and subject to the terms and conditions set forth in this Agreement and the Plan. Subject to adjustment as set forth in the Plan, the exercise price per Share subject to each Option shall be the “Exercise Price” specified on the Participant Master Signature Page. The Options are intended to be nonqualified stock options, and are not intended to be treated as an option that complies with Section 422 of the Code.
3.    Vesting of the Options; Expiration of Unvested Options.
(a)    Vesting of the Tier I Option.

(i) In General. Subject to the Participant’s continued Employment through each applicable vesting date, the Tier I Option shall vest and become exercisable with respect to twenty percent (20%) of the Shares subject to such Tier I Option on each of the first five anniversaries of the Date of Grant.

(ii) Change in Control. Notwithstanding the foregoing, in the event of a Change in Control during the Participant’s continued Employment, the Tier I Option shall, to the extent not then vested or previously forfeited or cancelled, become fully vested and exercisable.
(b)    Vesting of the Tier II Option and the Tier IV Option. Subject to the Participant’s continued Employment through the applicable vesting date, each of the Tier II Option and the Tier IV Option shall vest if, on or after a Liquidity Event and on or prior to July 3, 2022, Sponsor shall have received net cash proceeds generated together with all Sponsor Outflows received, in each case, in respect of all Shares sold by it or in connection with an Asset Sale, as applicable, that results in either (i) a return of at least 2.0 times the amount of the Sponsor’s cumulative invested capital in respect of such sold Shares or (ii) an annual internal rate of return of at least fifteen percent (15%) on the Sponsor’s cumulative invested capital in respect of such sold Shares. For the avoidance of doubt, following July 3, 2022, each of the Tier II Option and the Tier IV Option, to the extent not then vested, shall not be eligible to become vested and shall automatically be immediately canceled without consideration. In connection with any Liquidity Event in which the Tier II Option and the Tier IV Option are expected to become vested, the Committee may permit the Participant to deliver a conditional exercise election, in a form approved by the Committee, whereby the Participant irrevocably elects to exercise the Tier II Option and/or the Tier IV Option as of such Liquidity Event, subject to the conditions precedent that (x) the Liquidity Event actually occurs and (y) the Tier II Option and Tier IV Option become vested upon such Liquidity Event.
(c)    Vesting of the Tier III Option. Subject to the Participant’s continued Employment through the applicable vesting date, the Tier III Option shall vest if, on or after a Liquidity Event and on or prior to July 3, 2022, Sponsor shall have received net cash proceeds generated together with all Sponsor Outflows received, in each case, in respect of all Shares sold by it or in connection with an Asset Sale, as applicable, that results in either (A) a return of at least 2.5 times the amount of the Sponsor’s cumulative invested capital in respect of such sold Shares or (B) an annual internal rate of return of at least twenty percent (20%) on the Sponsor’s cumulative invested capital in respect of such sold Shares. For the avoidance of doubt, following July 3, 2022, the Tier III Option, to the extent not then vested, shall not be eligible to become vested and shall automatically be immediately canceled without consideration. In connection with any Liquidity Event in which the Tier III Option is expected to become vested, the Committee may permit the Participant to deliver a conditional exercise election, in a form approved by the Committee, whereby the Participant irrevocably elects to exercise the Tier III Option as of such Liquidity Event, subject to the conditions precedent that (x) the Liquidity Event actually occurs and (y) the Tier III Option becomes vested upon such Liquidity Event.
(d)     Termination of Employment. If the Participant’s Employment terminates for any reason, the Options, to the extent not then vested and exercisable, shall automatically be immediately canceled without consideration and the Vested Portion of an Option shall remain exercisable for the period set forth in Section 4(a).

(e)    Exit by Blackstone. Notwithstanding any provision of Section 3(b) or Section 3(c) to the contrary, if the Sponsor shall cease to own any Shares, each of the Tier II Option, the Tier III Option and the Tier IV Option, to the extent not then vested and exercisable, shall automatically be immediately canceled without consideration.
4.    Exercise of Options.
(a)    Period of Exercise. Subject to the provisions of the Plan and this Agreement, the Participant may exercise all or any part of the Vested Portion of an Option at any time prior to the Expiration Date. Notwithstanding the foregoing, if the Participant’s Employment terminates prior to the Expiration Date, the Vested Portion of an Option shall remain exercisable for the period set forth below:

(i) Death or Disability. If the Participant’s Employment terminates due to the Participant’s death or Disability, the Participant may exercise the Vested Portion of an Option for a period ending on the earlier of (x) the one year anniversary of such termination of Employment and (y) the Expiration Date;

(ii) Termination by the Company Other than for Cause and Other than Due to Death or Disability or by the Participant for Good Reason. If the Participant’s Employment is terminated (x) by the Company or any of its Subsidiaries other than for Cause and not due to the Participant’s death or Disability or (y) by the Participant for Good Reason, in each case, the Participant may exercise the Vested Portion of an Option for a period ending on the earlier of (A) the 90th day following such termination of Employment and (B) the Expiration Date;

(iii) Termination by the Participant without Good Reason When Grounds for Cause Do Not Exist. If the Participant’s Employment is terminated by the Participant without Good Reason at a time when grounds do not exist for a termination by the Company or any of its Subsidiaries for Cause, the Participant may exercise the Vested Portion of an Option for a period ending on the earlier of (A) the 30th day following such termination of Employment and (B) the Expiration Date; and

(iv) Termination by the Company for Cause; Resignation by the Participant without Good Reason when Grounds for Cause Exist; Restrictive Covenant Violation. If the Participant’s Employment is terminated by the Company or any of its Subsidiaries for Cause or by the Participant without Good Reason at a time when grounds exist for a termination by the Company or any of its Subsidiaries for Cause or in the event of a Restrictive Covenant Violation, the Vested Portion of an Option shall immediately terminate in full and cease to be exercisable.

(b)    Method of Exercise.
(i) Subject to Section 4(a) of this Agreement and Section 6(d) of the Plan, the Vested Portion of an Option may be exercised by delivering to the Company at its principal office written notice of intent to so exercise; provided that, the Option may be exercised with respect to whole Shares only. Such notice shall specify the number of Shares for which the Option is being exercised and shall be accompanied by payment in full of the Exercise Price. The payment of the Exercise Price may be made at the election of the Participant (A) in cash or its equivalent (e.g., by check or, if permitted by the Committee, a full-recourse promissory note), (B) to the extent permitted by the Committee in its sole discretion, (1) in Shares having a Fair Market Value equal to the aggregate Exercise Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided, that such Shares have been held by the Participant for any period as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles, (2) if there is a public market for the Shares at such time, subject to such rules as may be established by the Committee, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate exercise price for the Shares being purchased, (3) using a net settlement mechanism whereby the number of Shares delivered upon the exercise of the Option will be reduced by a number of Shares that has a Fair Market Value equal to the Exercise Price, or (4) using any combination of the permitted exercise methods, or (C) following the date of a Change in Control or a Liquidity Event, using a net settlement mechanism whereby the number of Shares delivered upon the exercise of the Option will be reduced by a number of Shares that has a Fair Market Value equal to the Exercise Price provided that, for the avoidance of doubt, the Participant tenders cash or its equivalent to pay any applicable withholding or other applicable taxes. The Participant shall not have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan, provided, in each case, that the Participant tenders cash or its equivalent to pay any applicable withholding or other applicable taxes (unless otherwise permitted by the Committee).

(ii) Notwithstanding any other provision of the Plan or this Agreement to the contrary, absent an available exemption to registration or qualification, an Option may not be exercised prior to the completion of any registration or qualification of an Option or the Shares under applicable state and federal securities or other laws, or under any ruling or regulation of any governmental body or national securities exchange that the Committee shall in its sole discretion determine to be necessary or advisable; provided, that the Company shall use commercially reasonable efforts to take such actions as are necessary and appropriate to register or qualify the Shares subject to the Option so it may be exercised.

(iii) Upon the Company’s determination that an Option has been validly exercised as to any of the Shares, the Company may issue certificates in the Participant’s name for such Shares or the Company may cause the appropriate entries to be made in the register of members of the Company in respect of the issuance of such shares. However, neither the Committee nor the Company shall be liable to the Participant for damages relating to any delays in issuing the certificates to the Participant or making the entries in the register of members of the Company, any loss by the Participant of the certificates or entries, or any mistakes or errors in the issuance of the certificates or in the certificates themselves or entries.

(iv) In the event of the Participant’s death, the Vested Portion of an Option shall remain exercisable by the Participant’s executor or administrator, or the person or persons to whom the Participant’s rights under this Agreement shall pass by will or by the laws of descent and distribution as the case may be, to the extent set forth in Section 4(a) of this Agreement. Any heir or legatee of the Participant shall take rights herein granted subject to the terms and conditions hereof.
5.    Confidential Information; Post-Employment Restrictive Covenants.
(a)    This Agreement. The terms of this Agreement constitute confidential information, which the Participant shall not disclose to anyone other than the Participant’s spouse, attorneys, tax advisors, or as required by law. The Company may disclose the terms of this Agreement subject to applicable law. The terms of this Section 5 shall supplement, but not supersede or replace, any similar restrictive covenants to which the Participant has otherwise agreed to be bound.

(b)    Company Property. All written materials, records, data, and other documents prepared or possessed by the Participant during the Participant’s Employment are the Company’s property. All memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps, and all other documents, data, or materials of any type embodying such information, ideas, concepts, improvements, discoveries, and inventions are the Company’s property.

(i) All information, ideas, concepts, improvements, discoveries, and inventions that are conceived, made, developed, or acquired by the Participant individually or in conjunction with others during the Participant’s Employment (whether during business hours and whether on the Company’s or any of its Subsidiaries’ premises or otherwise) which relate to the Company’s or any of its Subsidiaries’ business, products, or services are the Company’s property. The Participant agrees to make prompt and full disclosure to the Company or its Subsidiaries, as the case may be, of all ideas, discoveries, trade secrets, inventions, innovations, improvements, developments, methods of doing business, processes, programs, designs, analyses, drawings, reports, data, software, firmware, logos and all similar or related information (whether or not patentable and whether or not reduced to practice) that relate to the Company’s or its Subsidiaries’ actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, acquired, contributed to, made, or reduced to practice by the Participant (either solely or jointly with others) during the Participant’s Employment and for a period of one (1) year thereafter (collectively, “Work Product”). Any copyrightable work falling within the definition of Work Product shall be deemed a “work made for hire” under the copyright laws of the United States, and ownership of all rights therein shall vest in the Company or one or more of its Subsidiaries. To the extent that any Work Product is not deemed to be a “work made for hire,” the Participant hereby assigns and agrees to assign to the Company or such Subsidiary all right, title and interest, including without limitation, the intellectual property rights that the Participant may have in and to such Work Product. The Participant shall promptly perform all actions reasonably requested by the Committee (whether during or after the Employment period) to establish and confirm the Company’s or such Subsidiary’s ownership (including, without limitation, providing testimony and executing assignments, consents, powers of attorney, and other instruments).

(ii) At the termination of the Participant’s Employment with the Company or any of its Subsidiaries for any reason, the Participant shall return all of the Company’s or any of its Subsidiaries’ property to the Company.
(c)    Confidential Information; Non-Disclosure. The Participant acknowledges that the business of the Company and its Subsidiaries is highly competitive and that the Company has provided and will provide the Participant with access to Confidential Information relating to the business of the Company and its Subsidiaries. “Confidential Information” means and includes the Company’s confidential and/or proprietary information and/or trade secrets that have been developed or used and/or will be developed and that cannot be obtained readily by third parties from outside sources. Confidential Information includes, by way of example and without limitation, the following: information regarding customers, employees, contractors, and the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes; procurement procedures and pricing techniques; the names of and other information concerning customers, investors, and business affiliates (such as contact name, service provided, pricing for that customer, amount of services used, credit and financial data, and/or other information relating to the Company’s relationship with that customer); pricing strategies and price curves; plans and strategies for expansion or acquisitions; budgets; customer lists; research; weather data; financial and sales data; trading terms; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; prospective customers’ names and marks; grids and maps; electronic databases; models; specifications; computer programs; internal business records; contracts benefiting or obligating the Company; bids or proposals submitted to any third party; technologies and methods; training methods and training processes; organizational structure; salaries of personnel; payment amounts or rates paid to consultants or other service providers; and other such confidential or proprietary information. The Participant acknowledges that this Confidential Information constitutes a valuable, special, and unique asset used by the Company or its Subsidiaries in their business to obtain a competitive advantage over their competitors. The Participant further acknowledges that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Company and its Subsidiaries in maintaining their competitive position.

(i) The Participant also will have access to, or knowledge of, Confidential Information of third parties, such as actual and potential customers, suppliers, partners, joint venturers, investors, financing sources and the like, of the Company and its Subsidiaries.

(ii) The Participant agrees that the Participant will not, at any time during or after the Participant’s Employment with the Company, make any unauthorized disclosure of any Confidential Information of the Company or its Subsidiaries, or make any use thereof, except in the carrying out responsibilities related to the Participant’s Employment or as may be lawfully required by a court or other governmental authority. The Participant also agrees to preserve and protect the confidentiality of third party Confidential Information to the same extent, and on the same basis, as the Company’s Confidential Information.

(iii) Nothing in this Agreement shall prohibit or impede the Participant from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. The Participant understands and acknowledges that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Participant understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance is the Participant authorized to disclose any information covered by attorney-client privilege or attorney work product of the Company or any of its affiliates without prior written consent of the Company’s General Counsel or other officer designated by the Company.
(d)    Non-Competition Obligations. The Participant acknowledges that the Company is providing the Participant with access to Confidential Information. The Participant’s non-competition obligations are ancillary to the Participant’s Employment, this Agreement and agreement to disclose Confidential Information to the Participant. In order to protect the Confidential Information described above, and in consideration for the Participant’s receiving access to this Confidential Information and receiving the Options and other related benefits provided in this Agreement and elsewhere, the Company and the Participant agree to the following non-competition provisions:
(i) During the Participant’s Employment and during the twelve (12) month period following the Participant’s date of termination of Employment for any reason (or such longer period as the Participant is eligible to receive severance payments pursuant to any other written agreement with the Company or its Affiliates) (the “Post-Termination Period”), directly or indirectly, in any capacity, compete with, be employed or engaged by, have a financial interest in any capacity other than as a passive investor of less than 5% of the outstanding stock of any public corporation, advise, lend Participant’s name to or otherwise be involved in, provide services to or participate in any business which competes with the businesses of the Company and its Subsidiaries within the geographic areas in which business is conducted by the Company or its Subsidiaries (including, without limitation, North America, Europe, Russia, the Middle East, Africa, China, India, Japan, Korea, Thailand, Indonesia, Singapore, Australia and South America and businesses and geographies which the Company or its Subsidiaries have specific plans to conduct in the future and as to which the Participant is aware of such planning).

(ii) The terms of this Section 5(d) shall not apply to any Participant whose primary place of Employment is located in the State of California (or any other jurisdiction in which such terms are unlawful).
(e)    Non-Solicitation of Customers. During the Participant’s Employment and during the Post-Termination Period following the termination of such Employment for any reason, the Participant shall not, directly or indirectly, solicit, attempt to solicit, call upon or accept the business of any firm, person or company who is or was a customer, client or supplier of any business of the Company and its Affiliates in respect of which the Participant had received proprietary or confidential information if such solicitation or acceptance of business could result in the diversion of business away from the Company or any such Affiliate or operate to prejudice the Company or any such Affiliate.
(f)    Non-Solicitation of Employees. During the Participant’s Employment and during the Post-Termination Period following the termination of such Employment for any reason, the Participant shall not solicit, attempt to solicit or communicate in any way with employees of the Company or any of its Subsidiaries for the purpose of having such employees employed or in any way engaged by another person, firm, corporation or other entity.

(g)    Non-Disparagement. The Participant agrees that during the Participant’s Employment with the Company and after termination of that Employment for any reason, the Participant shall not make public statements or public comments intended to be (or having the effect of being) of defamatory or disparaging nature (including any statements or comments likely to be harmful to the business, business reputation or personal reputation of) regarding the Company or any of its Subsidiaries or Affiliates and/or the Sponsor or any such Person’s businesses, shareholders, agents, officers, directors or contractors (it being understood that comments made in the Participant’s good faith performance of his duties hereunder shall not be deemed disparaging or defamatory for purposes of this Agreement); provided that the Participant shall be permitted to make truthful disclosures that are required by applicable law, regulations or order of a court or government agency.
6.    Repayment of Proceeds. If the Participant engages in Detrimental Activity (for these purposes, clause (i) of such definition shall be subject to materiality) while employed by the Company or any of its Subsidiaries or during the Post-Termination Period and such activity is, or could reasonably be expected to be, injurious to the financial condition or business reputation of the Company or any of its Subsidiaries or Affiliates, then the Participant shall be required to pay to the Company, within 10 business days’ of the Company’s request to the Participant therefor, an amount equal to the excess, if any, of (A) the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) the Participant received upon the sale or other disposition of, or distributions in respect of, Shares acquired under any Option over (B) the aggregate Cost of such Shares. Any reference in this Agreement or the Plan to grounds existing for a termination with Cause shall be determined without regard to any notice period, cure period or other procedural delay or event required prior to finding of, or termination for, Cause. The foregoing remedy shall not be exclusive.
7.    No Right to Continued Employment. Neither the Plan nor this Agreement shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship to, the Company or any of its Subsidiaries or Affiliates. Further, the Company or any of its Subsidiaries or Affiliates, as applicable, may at any time dismiss the Participant or discontinue any consulting relationship, free from any liability or any claim under the Plan or this Agreement, except as otherwise expressly provided herein.
8.    Legend on Certificates. The certificates or entries in the register of members of the Company, as applicable, representing the Shares acquired by exercise of an Option shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed or quoted or market to which the Shares are admitted for trading and, any applicable federal or state or any other applicable laws and the Company’s memorandum and articles of association (as may be amended from time to time), and the Committee may cause a legend or legends to be put on any such certificates or entries in the register of members of the Company to make appropriate reference to such restrictions.
9.    Transferability. An Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. No such permitted transfer of an Option to heirs or legatees of the Participant shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions thereof. During the Participant’s lifetime, an Option is exercisable only by the Participant.
10.    Withholding. No Shares shall be delivered pursuant to any exercise of the Vested Portion of an Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any Federal, state, local and non-U.S. income and employment taxes and other applicable taxes required to be withheld in accordance with the terms of this Agreement and the Plan. The Participant shall be required to pay to the Company or any Affiliate and the Company or its Affiliates shall have the right and are authorized to withhold any applicable withholding or other applicable taxes in respect of an Option, its exercise, or any payment or transfer under or with respect to an Option and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding or other applicable taxes.
11.    Securities Laws. Upon the acquisition of any Shares pursuant to the exercise of an Option, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

12.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, telecopied (with confirmation of receipt), one day after deposit with a reputable overnight delivery service (charges prepaid) and three days after deposit in the U.S. Mail (postage prepaid and return receipt requested) to the address set forth below or such other address as the recipient party has previously delivered notice to the sending party.

(a)    If to the Company:

Gates Industrial Corporation plc
c/o Gates Corporation
1144 Fifteenth Street, Suite 1400
Denver, Colorado 80202
Attention: General Counsel
Fax: (303) 744-4500

with a copy (which shall not constitute notice) to:

c/o The Blackstone Group, L.P.
345 Park Avenue
New York, New York 10154
Attention: Neil P. Simpkins
Fax: (212) 583-5257

and

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017-3954
Attn: Gregory Grogan
Fax: (212) 455-2502

(b)    If to the Participant, to the address as shown on the personnel records of the Company.
13.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Cayman Islands without regard to conflicts of laws (except that the provisions of Sections 5 and 6 shall be governed by the law of the state of Colorado). Any suit, action or proceeding with respect to this Agreement, or any judgment entered by any court in respect of any thereof, shall be brought exclusively in any court of competent jurisdiction in Denver, Colorado, and each of the Company and the Participant hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. The Participant and the Company hereby irrevocably waives (i) any objections which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in Denver, Colorado, (ii) any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum and (iii) any right to a jury trial.

14.    Option Subject to Plan, Shareholders Agreement and Subscription Agreement. By entering into this Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan, the Shareholders Agreement and the Subscription Agreement. The Options and the Shares received upon exercise of an Option are subject to the Plan, the Shareholders Agreement and the Subscription Agreement. For the avoidance of doubt, the Participant further agrees and acknowledges that (x) this Agreement, in addition to any other stock option agreements previously entered into or to be entered into by the Participant at any time following the Date of Grant, shall be considered an “Option Agreement” under the Subscription Agreement and (y) the Options, in addition to any other stock options previously awarded or to be awarded at any time following the date hereof, shall be considered “Options” under the Subscription Agreement. The terms and provisions of the Plan, the Shareholders Agreement and the Subscription Agreement, as each may be amended from time to time are hereby incorporated by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the Shareholders Agreement or the Subscription Agreement, the applicable terms and provisions of the Plan, the Shareholders Agreement or the Subscription Agreement will govern and prevail. In the event of a conflict between any term or provision of the Plan and any term or provision of the Shareholders Agreement or the Subscription Agreement, the applicable terms and provisions of the Shareholders Agreement or the Subscription Agreement, as applicable, will govern and prevail.
15.    Amendment. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Agreement, but no such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination shall be materially adverse to the Participant hereunder without the consent of the Participant unless such action is made in accordance with the terms of the Plan.
16.    Entire Agreement. This Agreement and the documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to the subject matter hereof and thereof, provided that if the Company or its Affiliates is a party to one or more agreements with the Participant related to the matters subject to Sections 5 and 6, such other agreements shall remain in full force and effect and continue in addition to this Agreement. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter, other than as specifically provided for herein.
17.    Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
[The remainder of this page intentionally left blank.]

* * * * *
This Nonqualified Stock Option Agreement between the
Company and the Participant named on the Participant
Master Signature Page hereto is dated and executed as of the date set forth on such Participant Master Signature Page.
* * * * *